Exhibit 10.47

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of the        day of April, 2002, by and between EpicEdge, Inc. (the “Company”), of 5508 Highway 290 West, Suite 300, Austin, Texas 78735 and PETER COVERT  (the “Employee”), of 12901 Trail Driver, Austin, Texas 78737.

WHEREAS, the Company is engaged in the business of computer software and consulting; and

WHEREAS, the Company desires to have the services of the Employee; and

WHEREAS, Employee is willing to be employed by the Company;

NOW, THEREFORE, in consideration of the premises set forth herein, the parties hereto agree as follows:

1.             EMPLOYMENT.   The Company shall employ Employee as a Vice President of Finance to provide services to the Company.   Employee accepts and agrees to such employment, subject to the general supervision, advice and direction of the Company and the Company’s supervisory personnel.  Employee shall also perform (i) such other duties as are customarily performed by an employee in a similar position, and (ii) such other and unrelated services and duties as may be assigned to Employee from time to time by the Company.

2.             BEST EFFORTS OF EMPLOYEE.   Employee agrees to perform faithfully, industriously, and to the best of Employee’s ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of the Company.  Such duties shall be provided at such place(s) as the needs, business, or opportunities of the Company may require from time to time.

3.             COMPENSATION OF EMPLOYEE.   As compensation for the services provided by Employee under this Agreement, the Company will pay Employee an initial annual salary of $135,000.   This amount shall be paid semi-monthly.  Employee is also eligible for cash bonuses of up to 50% of base salary, based on achieving certain objectives as evaluated by the CEO.  Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that the Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Employee has not yet been paid.

Subject to approval by the Company’s Board of Directors and shareholders, the Employee will be eligible to participate in a bonus pool (the “Bonus Pool”).  The Employee will be eligible for 7.583% of the Bonus Pool, subject to the terms of the definitive documents representing and governing the Bonus Pool.  The exact terms of the Bonus Pool shall be contained in the definitive documents representing the Bonus Pool, and such documents shall be subject to the approval of the Company’s Board of Directors, in addition to approval by the Company’s shareholders at the next shareholder meeting.  The final terms of the Employee’s participation shall be subject to the completion of the final documentation and the approvals listed above.  This Amendment, in its entirety, shall be null and void if completion of the final documentation and the approvals listed above are not completed.

Additionally, the Employee will receive a one-time stock option grant of 782,396 shares of Common Stock of the Company with vesting in 1/3 increments each year for three years as governed by the Company’s 2002 Stock Option Plan.

4.             VACATION.   Employee is entitled to twenty (20) days of paid time off.   Paid time off includes sick, vacation, and personal time off.

5.             HOLIDAYS.  Employee is entitled to the eight (8) standard paid holidays.

6.             BENEFITS.  Employee is entitled to participate in health benefits as offered by the Company.

7.             TRAINING. The Company shall provide for training it deems appropriate for the Employee to perform the expected duties during the term of this Agreement.  Should the Employee terminate this Agreement within the first twelve (12) months of employment, the Employee agrees to reimburse the Company for fees paid by the Company to outside agencies for training of the Employee.

8.             REIMBURSEMENT FOR EXPENSES IN ACCORDANCE WITH COMPANY POLICY.   The Company will reimburse Employee for “out-of-pocket” expenses in accordance with Company policies in effect specific to the client engagement.

9.             RECOMMENDATIONS FOR IMPROVING OPERATIONS.   Employee shall provide the Company with all information, suggestions, and recommendations regarding the Company’s business, of which Employee has knowledge that will be of benefit to the Company.

10.          NON-COMPETE; NO INTERFERENCE WITH THE BUSINESS OF THE COMPANY.

(a)                                  Non-Compete Agreement.  Recognizing that the Company’s Confidential Information (as defined below) constitutes a special and unique asset of the Company, Employee agrees and covenants that during the term of this Agreement and for a period of six (6) months following the effective date of the termination of this Agreement, whether such termination is voluntary or involuntary, Employee shall not, anywhere in the United States, directly or indirectly engage in any business competitive with the Company without the written consent of an officer of Company.  “Directly or indirectly engaging in any business competitive with the Company” includes, but is not limited to: (i) being employed by, serving as director of, consultant or advisor to, owning or otherwise being connected with, any entity primarily engaged in providing services or products substantially similar to any services or products provided, developed or under development by the Company, where the disclosure of the Company’s Confidential Information or trade secrets is likely to occur as a result of such relationship with such entity; (ii) soliciting or providing competitive services or products to any customer that the Employee performed work for at the direction of the Company in the six (6) month period immediately preceding the effective date of the termination of this Agreement; or (iii) making or holding any investment in any business that competes directly with the Company, whether such investment be by way of loan, purchase of stock or otherwise, except for investments in the capital stock of a publicly traded company that represents less than 2% of that company’s outstanding capital stock.

(b)                                 Customers.  Employee hereby agrees that during Employee’s employment hereunder and for a period of six (6) months thereafter, Employee will not, directly or indirectly, attempt to induce any customers or clients of the Company to terminate contracts or otherwise divert from the Company any business being conducted by such customers or clients with the Company pursuant to such contracts; and, during Employee’s employment and for six (6) months thereafter, Employee will not directly or indirectly solicit from, or otherwise agree to provide any competitive services or products to, any customer or client to which the Company has provided any products or services during the twelve (12) months preceding the termination of Employee’s employment, or any party whose identity or potential as a customer or client was confidential or learned by Employee during Employee’s employment with the Company.

(c)                                  Employees.  Employee hereby agrees that during Employee’s employment hereunder and for a period of six (6) months thereafter, Employee will not (i) directly or indirectly recruit, solicit or otherwise induce or influence any other employee of the Company to discontinue such employment relationship with the Company, or (ii) employ, seek to employ or cause any other business to employ or seek to employ as an employee or independent contractor any person who is then (or was at any time within six (6) months prior to the date Employee or such other business employs or seeks to employ such person) employed by the Company.

(d)                                 Confidentiality.  Employee acknowledges that as a result of his employment relationship with the Company, he has and will become acquainted with Confidential Information (as hereinafter defined) belonging to the Company.  During the term of Employee’s employment hereunder and for a period of five (5) years thereafter, Employee shall not, except as required by law, disclose to others or appropriate for his own use, whether directly or indirectly, any such Confidential Information.  “Confidential Information” means information about the Company and its services and products which is not available to the general public and was or shall be learned by Employee in the course of his employment by the Company, including but not limited to: information relating to the Company’s relations or contracts; the organization, employment policies, compensation and fringe benefit plans and personnel of the Company; any data, formulas, operating and training manuals, business plans, information, proprietary knowledge, trade secrets, customer lists, databases and analyses owned, developed and used in the course of the business of the Company; and all papers, resumes, records and other documents (and all copies thereof) containing such

Confidential Information.  Employee acknowledges that the Confidential Information is specialized, unique in nature and of great value to the Company.  For purposes of this Section 10, the term “Company” shall include any affiliate, division or subsidiary of Company.  The provisions of this Section 10 shall survive the termination of this Agreement for any reason whatsoever.

(e)                                  Enforcement.  If, at the time of enforcement of Sections 10, 16 and 17 a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.  Because Employee’s services are unique and because Employee has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(f)                                    Additional Acknowledgements.  Employee acknowledges that the provisions of Section 10 are in consideration of: (i) employment with Company, (ii) the issuance of stock options and bonus plan units in the Company and (iii) additional good and valuable consideration as set forth in this Agreement.  In addition, Employee agrees and acknowledges that the restriction contained in Sections 10, 16 and 17 do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on the Employee’s ability to earn a living.  In addition, Employee acknowledges (A) that the business of the Company or any subsidiaries will be international in scope and without geographical limitation, (B) notwithstanding the state of incorporation or principal office of the Company or any subsidiaries, or any of their respective Employees or employees (including the Employee), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the world and (C) as part of his responsibilities, Employee will be traveling around the world in furtherance of the Company’s business and its relationships.  In addition, Employee agrees and acknowledges that the potential harm to the Company of the non-enforcement of Sections 10, 16 and 17 outweighs any potential harm to Employee of its enforcement by injunction or otherwise.  Employee acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement, and is in full accord as to their necessity for the reasonably and proper protection of the Confidential Information of the Company now existing or to be developed in the future.  Employee expressly acknowledges and agrees that (i) each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area and (ii) nothing contained in Sections 10, 16 and 17 hereof shall eliminate, reduce or otherwise impair any obligation Employee might have to any prior the Company or business relation of Employee.

11.          EMPLOYEE’S ABILITY TO CONTRACT FOR COMPANY.   Employee shall have the right to enter into contracts and commitments on behalf of the Company that are normal and ordinary in the course of business relative to Employee’s title and responsibilities with the Company.

12.          SICK LEAVE/PERSONAL BUSINESS.  All requests for sick days and personal days off shall be made by Employee in accordance with the Company policies in effect with regards to client engagement.

13.          TERM/TERMINATION.   Notwithstanding any provision(s) in this  Agreement to the contrary, Employee’s employment with the Company shall be on an “at will” basis, meaning that either party hereto may terminate the Employee’s employment with the Company at any time and for any reason; provided, that, the terminating party provides at least sixty (60) days advance written notice.  Upon termination of Employee’s employment hereunder for any reason whatsoever, all obligations of the Company hereunder shall cease upon such termination, except (a) its obligation to pay the base salary set forth in Section 3 through the date of such termination prorated through the date of such termination, and (b) its obligations to provide the benefits set forth in Section 6 through the date of such termination and to comply with any and all state and federal laws and regulations applying to such benefits.  In addition to the foregoing, in the event of a termination of Employee’s employment with the Company for any reason other than for cause (as defined below) or the resignation of Employee, in addition to the other obligations payable to Employee pursuant to the preceding sentence, Employee shall be entitled to receive as severance hereunder his base salary for an additional sixty (60) days from the date of termination.  For purposes hereof the term “cause” shall mean: (i) the Employee’s theft or falsification of any the Company’s documents or records; (ii) the Employee’s improper use or disclosure of the Company’s Confidential Information; (iii) any action by the Employee which has a detrimental effect on the Company’s reputation or business; (iv) the Employee’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Employee of any agreement between the Employee and the Company related to the Employee’s employment with the Company, which breach is not cured pursuant to the terms of such agreement; or (vi) the Employee’s conviction (including any plea of guilty or nolo contendere) of any felony or criminal act involving moral turpitude which impairs the Employee’s ability to perform his or her duties with the Company.

14.          COMPLIANCE WITH COMPANY’S RULES.   Employee agrees to comply with all of the rules and regulations of the Company.

15.          RETURN OF PROPERTY.   Upon termination of this Agreement, the Employee shall deliver all property (including keys, records, notes, data, memoranda, models, and equipment) that is in the Employee’s possession or under the Employee’s control which is the

Company’s property or related to the Company’s business or contains any Confidential Information.

16.          INVENTIONS.  Employee shall treat as for the sole benefit of the Company and promptly disclose and assign to the Company, without additional compensation therefore, all ideas, discoveries, designs, copyright or trademark materials, inventions and improvements, patentable or not, which, while Employee is so retained under this Agreement are made, conceived or reduced to practice by Employee, alone or with others, during or after usual work hours, either on or off the job, and which are related to the products, processes, projects or the business interests of the Company or which involve the use of the time, material or facilities of the Company.  During his employment, Employee shall keep the Company informed of the development of all such ideas, discoveries, designs, copyright or trademark materials, inventions and improvements made, conceived or reduced to practice by Employee, in whole or in part, alone or with others, which either result from any work Employee may do for or at the request of the Company, or are related to the Company’s present or contemplated activities, investigations or obligations.  Employee agrees, at the expense of the Company, at any time during or within a reasonable time after the termination of this employment relationship, to sign all papers and do such other acts and things the Company deems necessary or desirable and may be reasonably required to protect the rights of the Company to such ideas, discoveries, designs, copyright or trademark materials, inventions and improvements.  Consistent with Texas law and laws of other states, the Company hereby notifies Employee that this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates to (i) the business of the Company or (ii) the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

17.          TRADE SECRETS.  Employee agrees that Employee will not, during or after the term of this Agreement with the Company, disclose the specific terms of the Company’s relationships or agreements with significant vendors or customers or any other significant and material trade secret of the Company, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

18.          NOTICES.   All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage paid, addressed as follows:

Company:

 EpicEdge

 Richard Carter, CEO

5508 Highway 290 West, Suite 300

Austin, Texas 78735

 Employee:

Peter Covert

12901 Trail Driver

Austin, Texas 78737

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

19.          ENTIRE AGREEMENT.   This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written.  This Agreement supersedes any prior written or oral agreements between the parties.

20.          AMENDMENT.   This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

21.          SEVERABILITY.   If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

22.          WAIVER OF CONTRACTUAL RIGHT.   The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

23.          APPLICABLE LAW.   This Agreement shall be governed by the laws of the State of Texas.

[SIGNATURE PAGE FOLLOWS]

Company:
EpicEdge

By:
Richard Carter, CEO

AGREED TO AND ACCEPTED.

Employee:

By:
Peter Covert